NEWS RELEASE

	Contacts:	Stacey Morris, Investor Relations Manager Alon USA Partners GP, LLC 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020
Alon USA Partners, LP Reports First Quarter 2016 Results

Schedules conference call for May 5, 2016 at 10:00 a.m. Eastern
DALLAS, TEXAS, May 4, 2016 - Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) today announced results for the first quarter of 2016. Net loss for the first quarter of 2016 was $(8.6) million, or $(0.14) per unit, compared to net income of $36.5 million, or $0.58 per unit, for the same period last year.
Paul Eisman, President and CEO, commented, “Our first quarter results were negatively impacted by depressed crack spreads, narrow crude differentials and by planned downtime at our Big Spring refinery which included completing a reformer regeneration and a catalyst replacement for our diesel hydrotreater unit. The average benchmark crack spread was approximately $6.50 per barrel lower than the average in the first quarter 2015. It is not unusual for us to experience margin weakness in the first quarter, and we are encouraged by improvements in the benchmark crack spreads going into the second quarter. Demand for gasoline is strong and distillate demand is improving. We’ve also seen some improvement in the Midland differentials which should support improved refinery profitability.
“The Big Spring refinery achieved a refinery operating margin of $7.77 per barrel and direct operating expense of $4.07 per barrel in the first quarter. We expect total throughput at the Big Spring refinery to average approximately 74,000 barrels per day for the second quarter and 73,000 barrels per day for the full year of 2016.
“Market conditions and the planned downtime to complete a reformer regeneration and a catalyst replacement for our diesel hydrotreater unit during the first quarter did not allow us to generate sufficient cash to support a distribution. However, based on current forward curve crack spreads, it is our expectation that with operations consistent with our plan we should generate sufficient cash available for distribution during the second quarter.”
FIRST QUARTER 2016
Refinery operating margin was $7.77 per barrel for the first quarter of 2016 compared to $13.80 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread and a narrowing of both the WTI Cushing to WTI Midland and the WTI Cushing to WTS spreads, partially offset by the cost of crude benefit from the market moving further into contango in 2016. The Big Spring refinery average throughput for the first quarter of 2016 was 67,536 barrels per day (“bpd”) compared to 72,360 bpd for the same period in 2015. The reduced throughput at our refinery was the result of planned downtime to complete a reformer regeneration and catalyst replacement for our diesel hydrotreater unit in the beginning of the first quarter of 2016.
The average Gulf Coast 3/2/1 crack spread was $11.24 per barrel for the first quarter of 2016 compared to $17.74 per barrel for the first quarter of 2015. The average WTI Cushing to WTI Midland spread for the first quarter of 2016 was $(0.13) per barrel compared to $1.95 per barrel for the first quarter of 2015. The average WTI Cushing to WTS spread for the first quarter of 2016 was $(0.10) per barrel compared to $1.76 per barrel for the first quarter of 2015. The average Brent to WTI Cushing spread for the first quarter of 2016 was $0.49 per barrel compared to $5.44 per barrel for the same period in 2015. The contango environment in the first quarter of 2016 created an average cost of crude benefit of $1.83 per barrel compared to an average cost of crude benefit of $0.65 per barrel for the same period in 2015.

CONFERENCE CALL
Alon Partners has scheduled a conference call, which will be broadcast live over the Internet on Thursday, May 5, 2016 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss the first quarter 2016 financial results. To access the call, please dial 877-404-9648, or 412-902-0030 for international callers, and ask for the Alon Partners call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon Partners website at www.alonpartners.com. A telephonic replay of the conference call will be available through May 19, 2016, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13634013#. A webcast archive will also be available at www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Any statements in this release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (“Alon Energy”) (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in Central and West Texas, Oklahoma, New Mexico and Arizona through its integrated wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

- Tables to follow -

ALON USA PARTNERS, LP AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2015, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands, except per unit data, per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$368,009	$542,442
Operating costs and expenses:
Cost of sales	319,333	450,595
Direct operating expenses	25,044	23,416
Selling, general and administrative expenses	7,309	5,903
Depreciation and amortization	14,206	13,993
Total operating costs and expenses	365,892	493,907
Operating income	2,117	48,535
Interest expense	(10,587)	(11,693)
Other income (loss), net	84	(41)
Income (loss) before state income tax expense	(8,386)	36,801
State income tax expense	176	350
Net income (loss)	$(8,562)	$36,451
Earnings (loss) per unit	$(0.14)	$0.58
Weighted average common units outstanding (in thousands)	62,510	62,507
Cash distribution per unit	$0.08	$0.70
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$6,662	$27,087
Investing activities	(10,793)	(3,805)
Financing activities	(5,626)	(19,220)
OTHER DATA:
Adjusted EBITDA (2)	$16,407	$62,487
Capital expenditures	8,112	2,321
Capital expenditures for turnarounds and catalysts	2,681	1,484
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin (3)	$7.77	$13.80
Refinery direct operating expense (4)	4.07	3.60
PRICING STATISTICS:
Crack spreads (per barrel):
Gulf Coast 3/2/1 (5)	$11.24	$17.74
WTI Cushing crude oil (per barrel)	$33.30	$48.48
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (6)	$(0.13)	$1.95
WTI Cushing less WTS (6)	(0.10)	1.76
Brent less WTI Cushing (6)	0.49	5.44
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.07	$1.52
Gulf Coast ultra-low sulfur diesel	1.03	1.69
Natural gas (per MMBtu)	1.98	2.81

	March 31, 2016	December 31, 2015
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$123,196	$132,953
Working capital	(66,936)	(53,804)
Total assets	745,428	748,584
Total debt	291,868	292,082
Total debt less cash and cash equivalents	168,672	159,129
Total partners’ equity	117,404	130,957

THROUGHPUT AND PRODUCTION DATA:	For the Three Months Ended
	March 31,
	2016		2015
	bpd	%	bpd	%
Refinery throughput:
WTS crude	36,554	54.1	44,865	62.0
WTI crude	27,760	41.1	24,137	33.4
Blendstocks	3,222	4.8	3,358	4.6
Total refinery throughput (7)	67,536	100.0	72,360	100.0
Refinery production:
Gasoline	34,100	50.5	36,192	49.7
Diesel/jet	22,682	33.6	26,086	35.9
Asphalt	3,148	4.6	3,278	4.5
Petrochemicals	3,617	5.3	4,810	6.6
Other	4,027	6.0	2,394	3.3
Total refinery production (8)	67,574	100.0	72,760	100.0
Refinery utilization (9)		93.2%		94.5%

CASH AVAILABLE FOR DISTRIBUTION DATA:	For the Three Months Ended
March 31, 2016
(dollars in thousands, except per unit data)

Net sales (1)	$368,009
Operating costs and expenses:
Cost of sales	319,333
Direct operating expenses	25,044
Selling, general and administrative expenses	7,309
Depreciation and amortization	14,206
Total operating costs and expenses	365,892
Operating income	2,117
Interest expense	(10,587)
Other income, net	84
Loss before state income tax expense	(8,386)
State income tax expense	176
Net loss	(8,562)
Adjustments to reconcile net loss to Adjusted EBITDA:
Interest expense	10,587
State income tax expense	176
Depreciation and amortization	14,206
Adjusted EBITDA (2)	16,407
Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
less: Maintenance/growth capital expenditures	8,112
less: Turnaround and catalyst replacement capital expenditures	2,681
less: Major turnaround reserve for future years	1,500
less: Principal payments	625
less: State income tax payments	176
less: Interest paid in cash	10,144
Calculated cash available for distribution	$(6,831)
Cash available for distribution	$—

Common units outstanding (in 000’s)	62,510

Cash available for distribution per unit	$—
________________

(1)	Includes sales to related parties of $63,110 and $82,889 for the three months ended March 31, 2016 and 2015, respectively.

(2)
Adjusted EBITDA represents earnings before state income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) to Adjusted EBITDA for the three months ended March 31, 2016 and 2015:

	For the Three Months Ended
	March 31,
	2016	2015
	(dollars in thousands)
Net income (loss)	$(8,562)	$36,451
State income tax expense	176	350
Interest expense	10,587	11,693
Depreciation and amortization	14,206	13,993
Adjusted EBITDA	$16,407	$62,487

(3)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain inventory adjustments) by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

Refinery operating margin for the three months ended March 31, 2016 and 2015 excludes gains related to inventory adjustments of $946 and $1,990, respectively.

(4)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses by total throughput volumes.

(5)
We compare our refinery operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

(6)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(7)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(8)	Total refinery production represents the barrels per day of various refined products produced from processing crude and other refinery feedstocks through the crude units and other conversion units.

(9)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.